Oppenheimer Small- & Mid-Cap Growth Fund
NSAR Exhibit – Item 77Q1

1.
Post−Effective Amendment No. 21 (4/25/13) to the Registration Statement of Oppenheimer Small- & Mid-Cap Growth Fund (the "Registrant"), Accession Number  0000728889-13-000662, which includes Amendment No. 4 to the Amended and Restated Declaration of Trust and the Amended and Restated By-Laws, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.

2.
Post−Effective Amendment No. 19 (2/27/13) to the Registration Statement of Oppenheimer Small- & Mid-Cap Growth Fund (the "Registrant"), Accession Number 0000728889-13-000323, which includes Amendment No. 3 to the Amended and Restated Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.

3.
Post-Effective Amendment No. 19 to the Registration Statement of Oppenheimer Small- & Mid-Cap Growth Fund, (the “Registrant”), filed with the Securities and Exchange Commission on February 27, 2013 (Accession Number 0000728889-13-000323), includes the following materials, which are hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR.

•	Restated Investment Advisory Agreement dated 1/1/13.

•	Investment Subadvisory Agreement dated 1/1/13.

In addition, the following is Exhibit A to the Investment Subadvisory Agreement dated 1/1/13:

EXHIBIT A

TO SUBADVISORY AGREEMENT

SubAdvisory Fee

The Adviser will pay the SubAdviser a SubAdvisory Fee calculated in the same manner as the investment management fee paid by the Fund to the Adviser under the Advisory Agreement, which SubAdvisory Fee shall not exceed 90% of the investment management fee collected by the Adviser from the Fund, and which shall be calculated after any investment management fee waivers (i) required by the Fund’s Board of Trustees or (ii) voluntarily agreed to by both the Adviser and the SubAdviser.